EXHIBIT 99.1

CPI Corp.
news for immediate release                                                                FOR RELEASE  January 28, 2011

FOR FURTHER INFORMATION CONTACT:

NAME	Jane Nelson	FROM	CPI Corp.
ADDRESS	1706 Washington Avenue	CITY	St. Louis
STATE, ZIP	Missouri, 63103	TELEPHONE	(314) 231-1575

CPI CORP. ACQUIRES ASSETS OF BELLA PICTURES

ST. LOUIS, January 28, 2011 – CPI Corp. (NYSE: CPY) today announced that it has acquired substantially all of the assets of Bella Pictures, Inc., a leading provider of branded wedding photography services.  Based in San Francisco, CA, Bella offers high quality, photojournalistic-style wedding photography and videography in most major US markets through a network of nearly 1,000 certified photographers and videographers.  Commenting, David Meyer, Chairman of CPI said, “We are very excited to enter the $6 billion dollar wedding photography and videography industry and significantly expand our mobile photography operations.  CPI’s strong digital capabilities and infrastructure combined with Bella’s outstanding customer service skills and extensive wedding experience will allow us to provide exceptional value to brides across a wide spectrum of offerings and price points.  CPI is also excited to work with the photography community at large to grow the superb base of talent established by Bella Pictures.”

About CPI Corp.
For more than 60 years, CPI Corp. (NYSE: CPY) has been dedicated to helping customers conveniently create cherished photography portrait keepsakes that capture a lifetime of memories.  Headquartered in St. Louis, Missouri, CPI Corp. provides portrait photography services at approximately 3,000 locations in the United States, Canada, Mexico, and Puerto Rico.  CPI’s conversion to a fully digital format allows its studios to offer unique posing options, creative photography selections, a wide variety of sizes and an unparalleled assortment of enhancements to customize each portrait – all for an affordable price.  For more information about CPI visit www.cpicorp.com.

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